FOR IMMEDIATE RELEASE

                         BAXTER TO ACQUIRE SOMATOGEN

             ACQUISITION OF SOMATOGEN WILL ENHANCE BAXTER'S LONG-TERM
                     POSITION IN HEMOGLOBIN THERAPEUTICS


       DEERFIELD, IL, and BOULDER, CO, Feb. 24, 1998 -- Baxter International Inc. (NYSE: BAX) and Somatogen (Nasdaq: SMTG) jointly announced today that they have entered into an agreement under which Baxter will acquire Somatogen, a biopharmaceutical company developing recombinant hemoglobin technology, in a stock-merger transaction. The acquisition will enhance Baxter's position in oxygen-carrying therapeutics, or "blood substitutes," a new class of products designed to carry oxygen to the vital organs of patients suffering acute blood loss, potentially saving lives and reducing complications for trauma victims, surgical patients and other critically ill patients.

     Baxter will pay $9.00 per share in Baxter common stock at the closing of the stock merger, plus a contingent deferred cash payment of up to $2.00 per share based on five percent of sales of certain future-generation products through Dec. 31, 2007.

     "The acquisition of Somatogen will strengthen our long-term position in hemoglobin therapeutics, and demonstrates our commitment to being on the leading edge of technology and innovation in this field," said Harry M. Jansen Kraemer, Baxter president. "This acquisition will enable us to develop a new technology platform for the future by allowing us to capitalize on Somatogen's recombinant hemoglobin technology to develop next-generation products"

     Thomas Schmitz, general manager of Baxter's Hemoglobin Therapeutics Division, says that Somatogen's scientific and technological expertise is an excellent complement to Baxter's long-term strategy for hemoglobin therapeutics.

     "We believe that oxygen-carrying therapeutics have a wide-range of potential clinical applications, requiring products with different characteristics," Schmitz said. "By integrating Baxter's and Somatogen's scientific expertise and technology, we will more quickly and effectively expand our capabilities to develop future generations of hemoglobin therapeutics designed to meet multiple clinical needs in the marketplace."

     The acquisition will be accounted for as a purchase, which requires allocation of the purchase price based on the fair value of Somatogen's assets and liabilities. It is expected that a substantial portion of the purchase price will be allocated to Somatogen's in-process research and development which, under generally accepted accounting principles, will be expensed by Baxter upon closing the transaction. Baxter expects to complete the transaction, subject to approval by governmental authorities and Somatogen shareholders, in the second quarter of 1998.

     Complementary Research Strategies

     Baxter's and Somatogen's research programs are both based on hemoglobin, the iron-containing protein in red blood cells that enables blood to transport oxygen to tissues throughout the body. Baxter's product, HemAssist(R) (Hemoglobin Crosfumaril) is derived from human hemoglobin, which the company chemically modifies and subjects to rigorous purification procedures. Somatogen uses recombinant technology to develop the human form of hemoglobin. Recombinant means that the genetic information for making a therapeutic protein is inserted into the DNA of a cell. The DNA then instructs the cell to produce the desired protein, in this case a new form of hemoglobin.

     "The combination of Baxter's experience and extensive learning in this field, with the power of Somatogen's recombinant technology is an excellent match for accelerating product development and realizing the potential of our technology," said Andre de Bruin, Somatogen president and chief executive officer. "Baxter meets all of the criteria for a strong corporate partner, particularly the most important condition -- a strategic commitment to hemoglobin-based oxygen therapeutics. Our team of scientific and clinical researchers is excited about the opportunity to join Baxter's team."

     Clinical Status

     Baxter's product currently is being tested in final-stage (Phase III) clinical trials in the United States and Europe in patients suffering from severe trauma, and in a Phase III trial in elective surgery patients in the United States. Baxter has enrolled more than 1,000 patients in its clinical program to date. The company expects to receive market clearance for HemAssist in late 1999 or early 2000.

     Hemoglobin therapeutics have several potential advantages over whole blood in critical medical situations. They do not require blood typing or cross matching, and therefore can be administered immediately to the critically ill and injured. They also can be stored for much longer periods of time than whole blood. Additionally, hemoglobin therapeutics' ability to redistribute oxygen to organs most in need is being assessed.

     Baxter International, through its subsidiaries, is a global leader in the development of products and technologies related to the blood and circulatory system. The company has market-leading positions in four areas: blood therapies, cardiovascular medicine, kidney-disease therapy and medication delivery. Through a combination of technological innovation and global expansion, Baxter is advancing medical care and improving the lives of millions of people worldwide.

     Somatogen is a biopharmaceutical company engaged in the research, clinical development and commercialization of genetically engineered hemoglobin-based products.

     This news release contains forward-looking statements that involve risks and uncertainties, including those related to the possible inability to complete Baxter's acquisition of Somatogen as scheduled, or at all. Assuming completion of the acquisition, such risks and uncertainties include risks set forth in Baxter's and Somatogen's respective forms 10-K, including risks concerning whether any future products will be successfully developed, and thus whether any amounts will actually be paid under the contingent payment rights to be issued to Somatogen's stockholders as part of the merger consideration.

                              ------------
     CS First Boston acted as financial advisor to Baxter and Lehman Brothers acted as financial advisor to Somatogen.